Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Fourth Quarter Results

NEWARK, N.Y. – February 9, 2017 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.6 million on revenue of $21.6 million for the fourth quarter ended December 31, 2016 compared to operating income of $.5 million on revenue of $19.3 million for the fourth quarter of 2015. For total year 2016, Ultralife produced operating income of $3.8 million on revenue of $82.5 million compared to operating income of $3.3 million on revenue of $76.4 million for 2015.

“Strong operating leverage on 12% year-over-year revenue growth for the fourth quarter produced EPS of $0.11, our highest quarterly result this year and a more than three-fold increase over last year. Revenue growth for the quarter reflects gains from our Accutronics acquisition and Communications Systems business even though we experienced lower U.S. government/defense battery sales. For the year, we achieved our stated goal of generating profitable growth, posting 13% operating income growth on an 8% revenue increase,” said Michael D. Popielec, President and Chief Executive Officer. “As we look ahead to 2017, an improving backlog and disciplined execution of our business model while continuing to invest in market and sales reach expansion and new product development, positions us well to further diversify beyond our core U.S. government/defense business and achieve another year of profitable growth.”

Fourth Quarter 2016 Financial Results

Revenue was $21.6 million, an increase of $2.4 million, or 12.3%, compared to $19.3 million for the fourth quarter of 2015 reflecting higher medical sales, the addition of Accutronics and higher Communications Systems sales partially offset by lower government/defense Battery & Energy sales. Battery & Energy Products sales increased $1.0 million to $17.6 million, or 5.9%, compared to $16.6 million last year due primarily to higher medical sales and the contribution of Accutronics, partially offset by lower government/defense and 9-Volt sales. Communications Systems sales grew 53.4% to $4.0 million compared to $2.6 million for the same period last year reflecting shipments of Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) units to fulfill an additional order received for the fourth quarter.

Gross profit was $6.8 million, or 31.5% of revenue, compared to $5.6 million, or 28.8% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 29.4%, compared to 27.6% last year, an increase of 180 basis points reflecting higher volume and favorable product mix including the contribution of Accutronics. Communications Systems’ gross margin was 40.6%, compared to 36.4% last year, an increase of 420 basis points primarily due to sales mix.

Operating expenses were $5.2 million compared to $5.0 million last year reflecting the addition of Accutronics, partially offset by the 2015 write down of a Communications Systems trademark and continued tight control over discretionary spending. Operating expenses were 23.9% of revenue compared to 26.1% of revenue for the year earlier period.

Operating income was $1.6 million compared to $.5 million last year for an operating margin of 7.6% compared to 2.7% last year.

Net income was $1.7 million, or $0.11 per share, compared to net income of $0.5 million, or $0.03 per share, for the fourth quarter of 2015.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

Conference Call Information

Ultralife will hold its fourth quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash	$10,706	$14,533
Trade Accounts Receivable, Net	13,179	11,430
Inventories	23,456	23,814
Prepaid Expenses and Other Current Assets	2,173	2,169
Total Current Assets	49,514	51,946

Property, Equipment and Improvements, Net	7,999	9,038
Goodwill, Intangibles and Other Assets	27,231	20,538
Total Assets	$84,744	$81,522

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$7,292	$6,494
Accrued Compensation and Related Benefits	1,258	2,377
Accrued Expenses and Other Current Liabilities	2,778	1,976
Current Portion of Debt	-	-
Total Current Liabilities	11,328	10,847
Deferred Income Taxes and Other Non-Current Liabilities	5,556	4,659
Total Liabilities	16,884	15,506

Shareholders' Equity:
Common Stock	1,932	1,918
Capital in Excess of Par Value	178,163	177,007
Accumulated Deficit	(90,542)	(94,051)
Accumulated Other Comprehensive Loss	(3,080)	(907)
Treasury Stock	(18,443)	(17,808)
Total Ultralife Equity	68,030	66,159
Non-Controlling Interest	(170)	(143)
Total Shareholders’ Equity	67,860	66,016

Total Liabilities and Shareholders' Equity	$84,744	$81,522

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Month Periods Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
Revenues:
Battery & Energy Products	$17,611	$16,634	$64,753	$65,272
Communication Systems	4,014	2,617	17,707	11,155
Total Revenues	21,625	19,251	82,460	76,427

Cost of Products Sold:
Battery & Energy Products	12,436	12,036	45,173	46,574
Communication Systems	2,384	1,665	12,179	6,537
Total Cost of Products Sold	14,820	13,701	57,352	53,111

Gross Profit	6,805	5,550	25,108	23,316

Operating Expenses:
Research and Development	1,508	1,686	5,946	5,603
Selling, General and Administrative	3,653	3,196	15,399	14,233
Intangible Asset Impairment	-	150	-	150
Total Operating Expenses	5,161	5,032	21,345	19,986

Operating Income	1,644	518	3,763	3,330

Other Expense	(16)	(24)	(183)	(180)
Income Before Income Taxes	1,628	494	3,580	3,150

Income Tax Provision (Benefit)	(115)	(2)	98	310

Net Income	1,743	496	3,482	2,840

Net Loss Attributable to Non-Controlling Interest	2	6	27	29

Net Income Attributable to Ultralife Corporation	$1,745	$502	$3,509	$2,869

Other Comprehensive Income:
Foreign Currency Translation Adjustments	(858)	(157)	(2,173)	(440)
Comprehensive Income Attributable to Ultralife	$887	$345	$1,336	$2,429

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.11	$.03	$.23	$.18

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.11	$.03	$.23	$.17

Weighted Average Shares Outstanding – Basic	15,259	15,271	15,261	16,182

Weighted Average Shares Outstanding – Diluted	15,360	15,757	15,405	16,458